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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
SOLECTRON CORPORATION

We consent to the incorporation by reference in the registration statements (Nos. 333-92269, 333-89035, 333-85949, 333-75813, 33-75865, 333-69443,
333-24293, 333-17643, 333-02523, 33-57575, 33-58580, 33-46686, 33-75270 and
33-33461) on Forms S-3, S-4 and S-8 of Solectron Corporation of our report dated April 4, 2000, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended August 31, 1999, and the related financial statement schedule, which report appears in the Form 8-K dated April 11, 2000 of Solectron Corporation.

                                        KPMG LLP

Mountain View, California
April 11, 2000